For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL YEAR 2007
Company Reports Record Second Quarter Fiscal Year 2007 Net Sales of $173.1 million
Company will Host Conference Call October 31, 2006 at 11:00a.m. ET
MINNEAPOLIS, MN – October 30, 2006 – Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today reported fiscal year 2007 second quarter results for the period ending September 30, 2006.
Financial Results – Second Quarter Fiscal Year 2007
•	Net sales of $173.1 million was a record for the second quarter. This compares to net sales for the second quarter of fiscal year 2006 of $158.1 million, an increase of $15.0 million or 9.5%.

•	Operating income for the second quarter increased 53.2% to $4.5 million, as compared to $2.9 million for the second quarter of fiscal year 2006.

•	Net income for the second quarter was $1.6 million or $0.04 per diluted share, as compared to a net loss for the second quarter of fiscal year 2006 of $75,000.

•	Proforma net income for the second quarter was $3.8 million or $0.11 per diluted share. Proforma net income excludes amortization expense related to acquisitions of $1.7 million, write-off of receivables related to the Tower Records bankruptcy of $2.0 million, share-based compensation expense of $156,000, and warrant income of $172,000. See “Use of Non-GAAP Financial Information” below.

•	Earnings before interest, taxes, depreciation, amortization (EBITDA) for the second quarter was $7.3 million, which includes the before mentioned warrant income, receivable write-off and share-based compensation expense. EBITDA for the fiscal year 2006 second quarter was $7.1 million. See “Use of Non-GAAP Financial Information” below.

•	On September 30, 2006 the Company had cash of $8.4 million and no outstanding borrowings on its $25.0 million working capital revolving facility.
Eric Paulson, the Company’s Chairman and Chief Executive Officer commented, “I am pleased with the continued growth of our Company as we approach the holiday selling season and year over year improvement in net sales and earnings, in spite of the impact of the Tower Records bankruptcy. The quarter reflected continuing improvements in the performance of FUNimation and increased market penetration of the distribution segment.”
Business Segment Highlights
Publishing Segment
During the second quarter of fiscal year 2007, the publishing segment’s net sales, before inter-company eliminations, increased 9.1% to $34.7 million, as compared to $31.8 million for the same period last year.
The publishing segment’s net sales growth was led by the results at FUNimation with the release of two movies; Dragon Ball Z movie 13 Wrath of the Dragon and the Fullmetal Alchemist movie Conqueror of Shamballa, and better than expected catalog sales. Software and non-anime DVD titles were down on a year over year comparison. The Company has taken steps at both Encore and BCI to improve the release schedule for the remainder of the fiscal year.

Distribution Segment
During the second quarter of fiscal year 2007, the distribution segment’s net sales, before inter-company eliminations, increased 11.2% to $156.9 million, as compared to $141.1 million for the same period last year.
The Company benefited from a strong September release schedule for third party software, as well as market gains in the video game categories. Subsequent to quarter end, the Company announced the signing of a distribution agreement with OfficeMax to distribute third party software products.
Outlook
The Company maintains its previously released guidance of net sales between $720 million and $740 million, anticipated depreciation expense of $3 million, anticipated amortization expense of $8 million primarily related to the acquisition of FUNimation, and anticipated stock-based compensation expense of $1 million. The Company is adjusting its earnings before interest, taxes, depreciation and amortization (EBITDA) and net income guidance to reflect the impact of the Tower Records bankruptcy as follows:
•	Anticipated EBITDA of between $34 million and $38 million.

•	Anticipated net income of between $9 million and $12 million.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations, proforma net income, proforma net income per share and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at http://www.navarre.com.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Tuesday, October 31, 2006, to discuss the Company’s fiscal year 2007 second quarter results. The conference call can be accessed by dialing 800-638-5439, conference participant passcode “12012279”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com. Investors should go to the web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call’s completion by accessing http://www.navarre.com where a replay will be available for a one-year period.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2006 and Form 10-Q for the quarter ended June 30, 2006. Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2006	2005

Net sales	$173,149	$158,130
Cost of sales (exclusive of depreciation and amortization)	142,434	129,691

Gross profit	30,715	28,439
Operating expenses:
Selling and marketing	7,897	7,630
Distribution and warehousing	2,924	2,242
General and administrative	10,398	11,474
Bad debt expense	2,362	40
Depreciation and amortization	2,683	4,147

Total operating expenses	26,264	25,533

Income from operations	4,451	2,906
Other income (expense):
Interest expense	(2,007)	(3,055)
Interest income	90	249
Warrant income	172	—
Other income (expense), net	(19)	73

Net income before tax	2,687	173
Income tax expense	(1,075)	(248)

Net income (loss)	$1,612	$(75)

Earnings (loss) per common share:
Basic	$0.05	$0.00
Diluted	$0.04	$0.00
Weighted average shares outstanding:
Basic	35,735	29,841
Diluted	36,201	30,767

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30,	March 31,
	2006	2006

Assets
Current assets:
Cash and cash equivalents	$8,406	$14,296
Receivables, net	109,606	87,653
Inventories	61,210	43,624
Other	27,321	24,711

Total current assets	206,543	170,284
Property and equipment, net	11,256	10,298
Other assets	126,880	129,032

Total assets	$344,679	$309,614

Liabilities and shareholders’ equity
Current liabilities:
Note payable – short-term	$5,000	$5,000
Accounts payable	134,702	97,923
Other	14,298	18,997

Total current liabilities	154,000	121,920
Long-term liabilities:
Note payable – long-term	72,630	75,130
Other	7,050	7,024

Total liabilities	233,680	204,074
Temporary equity	—	16,634
Shareholders’ equity	110,999	88,906

Total liabilities and shareholders’ equity	$344,679	$309,614

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2006	2005

Net cash provided by operating activities	$119	$2,784
Net cash used in investing activities	(3,693)	(99,794)
Net cash (used in) provided by financing activities	(2,316)	117,074

Net (decrease) increase in cash	(5,890)	20,064
Cash at beginning of period	14,296	15,571

Cash at end of period	$8,406	$35,635

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Business Segments

Three months ended
September 30, 2006	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$156,894	$34,705	—	$(18,450)	$173,149
Income from operations	$88	$4,363	—	—	$4,451

Three months ended
September 30, 2005	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$141,080	$31,801	$147	$(14,898)	$158,130
Income (loss) from operations	$1,161	$2,361	$(616)	—	$2,906
Reconciliation of GAAP Net Sales to Non-GAAP Net Sales

	Three Months Ended September 30,
	2006	%	2005	%

Net sales:
Distribution	$156,894	81.9%	$141,080	81.5%
Publishing	34,705	18.1%	31,801	18.4%
Other	—	—	147	0.1%

Net sales before inter-company eliminations	191,599		173,028
Inter-company eliminations	(18,450)		(14,898)

Net sales as reported	$173,149		$158,130

Reconciliation of GAAP Net Income (Loss) to EBITDA

	Three Months Ended
	September 30,
	2006	2005

Net income (loss), as reported	$1,612	$(75)
Interest expense, net	1,917	2,806
Tax expense	1,075	248
Depreciation and amortization	2,683	4,147

EBITDA	$7,287	$7,126

     Reconciliation of GAAP Net Income (Loss) to Non-GAAP Proforma Net Income (Loss)

	Three Months Ended
	September 30,
	2006				2005
	As	Non-GAAP		Non-	As	Non-GAAP		Non-
	Reported	Adjustments		GAAP	Reported	Adjustments		GAAP
		(a)				(a)
Net sales	$173,149	$—		$173,149	$158,130	$—		$158,130
Cost of sales (exclusive of depreciation and amortization)	142,434	—		142,434	129,691	—		129,691

Gross profit	30,715	—		30,715	28,439	—		28,439
Operating expenses:
Selling and marketing	7,897	—		7,897	7,630	—		7,630
Distribution and warehousing	2,924	—		2,924	2,242	—		2,242
General and administrative	10,398	(156	)(b)	10,242	11,474	—		11,474
Bad debt expense	2,362	(1,987	)(e)	375	40	—		40
Depreciation and amortization	2,683	(1,719	)(c)	964	4,147	(3,310	)(c)	837

Total operating expenses	26,264	(3,862)		22,402	25,533	(3,310)		22,223

Income from operations	4,451	3,862		8,313	2,906	3,310		6,216
Other income (expense):
Interest expense	(2,007)	—		(2,007)	(3,055)	—		(3,055)
Interest income	90	—		90	249	—		249
Warrant expense	172	(172	)(f)	—	—	—		—
Other income, net	(19)			(19)	73	—		73

Net income before tax	2,687	3,690		6,377	173	3,310		3,483
Income tax expense	(1,075)	(1,476	)(d)	(2,551)	(248)	(1,324	)(d)	(1,572)

Net income	$1,612	$2,214		$3,826	$(75)	$1,986		$1,911

Earnings per common share:
Basic	$0.05			$0.11	$0.00			$0.06
Diluted	$0.04			$0.11	$0.00			$0.06
Weighted average shares outstanding:
Basic	35,735			35,735	29,841			29,841
Diluted	36,201			36,201	30,767			30,767

Notes:

(a)	See explanation above regarding the Company’s use of non-GAAP financial information.

(b)	Share-based compensation expense recorded under FAS 123R in fiscal 2007.

(c)	Amortization expense related to the intangible assets acquired in acquisitions.

(d)	Income tax associated with non-GAAP adjustments.

(e)	Bad debt expense related to the bankruptcy of Tower Records.

(f)	Warrant income related to the registration statement which was declared effective July 27, 2006.